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- Capital Protected Notes
- Reverse Exchangeable

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# Yield Magnet Note

00079FNM0

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Ref.: n/a Bid: USD 100.70 Ask: USD 101.70 % change: +0.00 %**

Last update: 09/02/10 View performance over: 1 Year


101.50
101.00
100.50
100.00
99.50
99.00
98.50
01.10.09
01.01.10
01.04.10
01.07.10

## Product Facts

| | |
|---|---|
| Product type | Capital Protected |
| Underlying | Basket |
| Currency | USD |
| Issue price | 100 |
| Issue Size (USD 000's) | 780 |
| Settlement Date | 12/21/05 |
| Principal Protection | 100.00 % |
| Maturity | 12/21/10 |
| Underlying currency | EUR |
| Ratio | 1:1 |

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## Performance & Statistics

| | |
|---|---|
| Daily high | 101.20 |
| Daily low | 101.20 |
| Yearly high (09/01/10) | 101.20 |
| Yearly low (01/05/10) | 100.00 |
| All Time High (09/01/10) | 101.20 |
| All Time Low (03/14/07) | 91.05 |

## Codes

| | |
|---|---|
| CUSIP | 00079FNM0 |

## Top 5 Capital Protected

| | |
|---|---|
| Leveraged CPI Linked Securities With Fixed First-Year Coupon | +0.72 %** |
| Leveraged CPI Linked Securities With Fixed First-Year Coupon | +0.42 %** |
| Indian ADR Basket Capital Protected Note | +0.19 %** |
| S&P 500 SHIELD | +0.09 %** |
| Dow Jones Industrial Average SHIELD | +0.07 %** |

Download Prospectus (2 MB)

**Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. Capital Protected Notes protects your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.**

## Disclaimer

***If you are an individual investor and would like additional information about the current offerings above, please contact your broker-dealer or financial advisor.** You should consult your financial and tax advisor to determine whether a structured product is suitable for you and your investment needs and objectives. You must make your own independent decisions regarding any securities or financial instruments mentioned herein. You should consider whether an investment strategy or the purchase or sale of any structured product is appropriate for you in the light of your particular investment needs, objectives, risk tolerance, and financial circumstances.

If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

## SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888) 644-2048.

** From close of business yesterday

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